UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 18, 2020

(Exact name of registrant as specified in its charter)

Delaware	001-35720	45-3052669
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15 Koch Road, Corte Madera, California 94925

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (415) 924-1005

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value	RH	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 18, 2020, the board of directors of RH granted Gary Friedman, the Chairman and Chief Executive Officer of RH, a new multi-year stock option award. The new award (the “2020 award”) contains essentially the same terms and conditions as the last multi-year award granted to Mr. Friedman in 2017 (the “2017 award”) by utilizing both time-based service period requirements and performance-based metrics.

The 2020 award covers 700,000 shares of common stock and has an exercise price of $385.30 per share which was the market price for RH’s stock effective on the grant date. As was the case for the 2017 award, the 2020 award may be exercised at any time but the selling restrictions on the underlying shares only lapse upon the achievement of both time-based service requirements and stock price performance-based metrics as described further below.

The time-based restrictions of the 2020 award are measured over a four-year performance year period which will begin in May 2021, on the anniversary of the grant of the 2017 award. The time-based restrictions will lapse on each of the anniversary dates from May 2022 through May 2025 if (i) Mr. Friedman remains employed at the end of such service year by RH with the authority, duties, or responsibilities of a chief executive officer at such date and (ii) the stock price performance-based metrics have been achieved in such year as described below.

The stock price performance-based restrictions of the 2020 award are measured annually over the performance year period and may lapse as to only one-quarter of the award in each of the first four performance years, with the first performance year beginning in May 2021. The stock price performance-based metrics for the 2020 award are set at $500 per share, $650 per share and $800 per share. With respect to any given performance year, if the “twenty day average trading price” for RH common stock exceeds $500 per share, $650 per share, or $800 per share during such performance year, then the selling restrictions will lapse as to 58,333 shares, 58,333 share, and 58,334 shares, respectively, on the last day of such performance year, if Mr. Friedman remains in service with RH at such date.

Any selling restrictions that have not lapsed in any performance year during the first four performance years may be achieved in a successive performance year through the end of the eighth performance year which ends in May 2029, provided Mr. Friedman continues to satisfy the service requirement through the date the performance target is achieved. Any selling restrictions that have not lapsed by the end of the eighth performance year will thereafter only lapse on the 20th anniversary of May 2021.

RH issued a press release announcing the grant of the 2020 award on October 21, 2020 that is available on the investor relations section of its website. A copy of such press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The foregoing summary of the terms of the 2020 award does not purport to be complete and is qualified in its entirety by reference to the Notice of Stock Option Award and Stock Option Award Agreement with respect to the 2020 award, a copy of which is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

10.1	Notice of Stock Option Award and Stock Option Award Agreement by and between RH and Gary Friedman dated as of October 18, 2020
99.1	Press Release dated October 21, 2020
104	Cover Page Interactive Data File-the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 21, 2020	By:	/s/ Jack Preston
Jack Preston
Chief Financial Officer